1933 Act File No. 333-185183

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No. 1	[X]

Post-Effective Amendment No.

LORD ABBETT SECURITIES TRUST
(Exact Name of Registrant as Specified in Charter)
(800) 201-6984
(Area Code and Telephone Number)

90 Hudson Street
Jersey City, New Jersey 07302-3973
(Address of Principal Executive offices
Number, Street, City,
State, Zip Code)

Thomas R. Phillips, Vice President and Assistant Secretary
90 Hudson Street
Jersey City, New Jersey 07302-3973
(Address of Principal Executive Offices
Number, Street, City,
State, Zip Code)

Approximate Date of Proposed Public Offering: AS SOON AS
PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
UNDER THE SECURITIES ACT OF 1933, as amended.

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933: NO FILING FEE IS REQUIRED BECAUSE AN INDEFINITE NUMBER OF SHARES HAVE PREVIOUSLY BEEN REGISTERED PURSUANT TO RULE 24F-2 UNDER THE INVESTMENT COMPANY ACT OF 1940, as amended. A RULE 24F-2 NOTICE FOR THE REGISTRANT’S FISCAL YEAR ENDED OCTOBER 31, 2011 WAS FILED WITH THE COMMISSION ON JANUARY 23, 2012.

TITLE OF THE SECURITIES BEING REGISTERED: SHARES OF BENEFICIAL INTEREST

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT MAY BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a), SHALL DETERMINE.

          The Registrant’s combined prospectus/proxy statement, statement of additional information, and Part C filed on Form N-14 (File No. 333-185183) on November 29, 2012 are incorporated herein by reference.

SIGNATURES

          As required by the Securities Act of 1933, as amended, this Amended Registration Statement has been signed on behalf of the Registrant in Jersey City, New Jersey, on the 28th day of December, 2012.

LORD ABBETT SECURITIES TRUST

/s/ Thomas R. Phillips

By:	Thomas R. Phillips
Vice President and Assistant Secretary

/s/ Joan A. Binstock

By:	Joan A. Binstock
Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert S. Dow*	Chairman, Chief Executive Officer and Trustee	December 28, 2012

Robert S. Dow

/s/ Daria L. Foster*	President and Trustee	December 28, 2012

Daria L. Foster

/s/ E. Thayer Bigelow*	Trustee	December 28, 2012

E. Thayer Bigelow

/s/ Robert B. Calhoun, Jr.*	Trustee	December 28, 2012

Robert B. Calhoun, Jr.

/s/ Evelyn E. Guernsey*	Trustee	December 28, 2012

Evelyn E. Guernsey

/s/ Julie A. Hill*	Trustee	December 28, 2012

Julie A. Hill

/s/ Franklin W. Hobbs*	Trustee	December 28, 2012

Franklin W. Hobbs

Trustee

James M. McTaggart

/s/ Thomas J. Neff*	Trustee	December 28, 2012

Thomas J. Neff

/s/ James L.L. Tullis*	Trustee	December 28, 2012

James L.L. Tullis

/s/ Thomas R. Phillips

By: Thomas R. Phillips
Attorney-in-Fact *

POWER OF ATTORNEY

          Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Lawrence H. Kaplan, Lawrence B. Stoller, Thomas R. Phillips, and Brooke A. Fapohunda, each of them, with full power to act without the other, his or her true lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all Registration Statements on Form N-14 and any amendment thereto (including pre and post-effective amendments) relating to the reorganizations listed below and to file the same, with all exhibits thereto, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Target Fund	Acquiring Fund
Lord Abbett Stock Appreciation Fund	Lord Abbett Securities Trust - Lord Abbett Growth Leaders Fund

Signature	Title

/s/ Robert S. Dow	Chairman, CEO and Trustee

Robert S. Dow

/s/ Daria L. Foster	President and Trustee

Daria L. Foster

/s/ E. Thayer Bigelow	Trustee

E. Thayer Bigelow

/s/ Robert B. Calhoun, Jr.	Trustee

Robert B. Calhoun, Jr.

/s/ Evelyn E. Guernsey	Trustee

Evelyn E. Guernsey

/s/ Julie A. Hill	Trustee

Julie A. Hill

/s/ Franklin W. Hobbs	Trustee

Franklin W. Hobbs

/s/ Thomas J. Neff	Trustee

Thomas J. Neff

/s/ James L.L. Tullis	Trustee

James L.L. Tullis

Dated: September 13, 2012